Exhibit 10.20

Sears Holdings Management Corporation	Sears Hometown and Outlet Stores, Inc.
3333 Beverly Road	3333 Beverly Road
Hoffman Estates, IL 60179	Hoffman Estates, IL 60179

August 20, 2012

Steven D. Barnhart

1143 N. Sheridan Road

Lake Forest, IL 60045

Dear Steve,

We are pleased to extend to you our offer to join Sears Holdings Corporation (“SHC”) as Senior Vice President, Chief Financial Officer of Sears Hometown and Outlet Stores, Inc. (“SHO”), reporting to Bruce Johnson, Chief Executive Officer and President of SHO. Your start date will be August 22, 2012. This letter restates and amends the terms of the August 6, 2012 offer letter, to which amendments you and SHC have mutually hereby agreed.

The key elements of your employment and compensation package are as follows:

•

Upon SHC’s spin-off of SHO (“Spin-off”), you will become an employee of Sears, Roebuck and Co. (“SRC”) for the duration of a leasing period between SRC and SHO, after which you will be transferred to and become an employee of SHO.

•	Annual base salary at a rate of $500,000.

•

Participation in the Annual Incentive Plan for Associates Supporting Sears Hometown and Outlet Stores, Inc. (“SHO AIP”) with an annual incentive opportunity of 75% of your base salary. For the 2012 plan year, your target incentive amount is $375,000 and you will receive the greater of: a) 50% of your 2012 target (“Special Incentive Award”) or b) the actual amount payable to you based on 2012 financial goal attainment (assuming no proration based on your start date). The Special Incentive Award will be reduced by any amount payable to you under the 2012 SHO AIP. With respect to any incentive payable for the 2012 fiscal year, it will be paid by April 15, 2013, provided that you are actively employed through February 2, 2012 (the last day of the 2012 fiscal year). For any fiscal year after 2012, any incentive payable with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed by SRC as of the payment date (or by SHO if your transfer of employment to SHO has occurred by then). Further details regarding your 2012 target award under the SHO AIP will be provided to you following the later of your start date and the approval of the 2012 SHO AIP. After SRC associates supporting SHO are transferred to and become employees of SHO, you will be eligible to participate in the annual incentive plan sponsored by SHO with the same annual incentive opportunity of 75% of your base salary.

•

Participation in the Long-Term Incentive Program for Executives Supporting Sears Hometown and Outlet Stores, Inc. (“SHO LTIP”). You will first become eligible to participate in an LTIP starting with the 2012 SHO LTIP when finalized and approved, with an incentive opportunity

Steven D. Barnhart

August 20, 2012

of 100% of your base salary. Your 2012 LTIP target will not be pro-rated and will be equivalent to a full year target award. Further details regarding your 2012 target award under the SHO LTIP will be provided to you following the approval of the 2012 SHO LTIP. SHO, like SHC, intends to provide annual LTIP awards to its executives. After SRC associates supporting SHO are transferred to and become employees of SHO, you will be eligible to participate in the long-term incentive program sponsored by SHO.

•

You will receive a one-time sign-on bonus of $300,000 (gross). This sign-on bonus will be payable within thirty (30) days following your start date. In the event you voluntarily terminate your employment with SHC (other than for Good Reason as defined under the Executive Severance Agreement referred to below) prior to your transfer of employment to SHO or with SHO following the transfer of your employment to SHO, or are terminated by SHC or SHO for misconduct or integrity issues, you will be required to repay (a) if such termination occurs within twelve (12) months of your start date, the full amount of the payment paid to you or (b) if such termination occurs during the thirteenth through twenty-fourth month of employment, the full amount reduced by 1/12th for each full month that you remain employed after the first twelve (12) months of employment. In either case, your repayment obligation includes any taxes withheld for such amounts, unless prohibited by law, to SHC (or SHO if termination occurs after your transfer of employment to SHO) and is due within thirty (30) days of your last day worked.

•

You will be eligible to receive a special cash retention bonus of $400,000 (gross). This special bonus will be scheduled to vest on a graded basis, with one-third of the bonus vesting and becoming payable as soon as administratively possible following each of the first, second and third anniversaries of your start date, provided you are actively employed by SRC or SHO, as applicable, on the applicable payment date. In the event you are terminated by SHC or SHO other than for Cause or by you for Good Reason (as such capitalized terms are defined in the Executive Severance Agreement referred to below), you will be deemed to be vested in any portion of this special cash retention bonus scheduled to vest in during the twelve (12) months immediately following such termination date. Following your transfer of employment to SHO, SHO will assume and pay any portion of this bonus that has not yet been paid and become payable.

•

You represent and warrant to SHC that (a) as of your start date with SHC, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with SHC or any of its affiliates, including SHO, and (b) you are not, except as disclosed to and approved by SHC in advance of your start date, (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, other than USA Technologies and Lake Forest Open Lands Association which memberships have been approved by SHC, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services,. You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of SHC prior to the transfer of your employment to SHO or SHO following your transfer of employment to SHO, such consent not to be unreasonably withheld. Further, you agree you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

Steven D. Barnhart

August 20, 2012

•

As required, you have signed an Executive Severance Agreement (“Agreement”). If your employment with SHC or SHO is terminated by SHC or SHO (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement):

•

Before the completion of the first anniversary of the effective date of the Spin-off, you will receive twelve (12) months of salary continuation, equal to your base salary plus an amount equivalent to your target annual incentive at the time of termination, subject to mitigation; or

•

After the first anniversary of the effective date of the Spin-off, you will receive twelve (12) months of salary continuation, equal to the total of your base salary at the time of termination, subject to mitigation.

In addition, your definition of Good Reason includes the Spin-off not being completed during the twelve (12) months following your start date, in which case if you terminate your employment for this reason within twelve (12) months of your start date, you will receive twelve (12) months of salary continuation, based on your base salary at the time of termination plus an amount equivalent to your target annual incentive, subject to mitigation. For purposes of this Agreement, mitigation will not include any approved external director fees that you are otherwise receiving and/or earning at the time of such termination. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for twelve (12) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this Agreement. This Agreement with SHC will be assigned to and assumed by SHO effective as of the transfer of your employment to SHO in accordance with Section 20 of the Agreement. A copy of your fully executed Agreement is enclosed for your information.

•

You will be eligible to receive four (4) weeks paid vacation, which will be pro-rated during your first year of service based on your start date. Added to this, you will qualify for six (6) paid National Holidays each year. You also will be eligible for up to four (4) personal days per year, after completing six (6) months of service.

•

You will be eligible to participate in all retirement, health and welfare programs made available or sponsored SHC on a basis no less favorable than other executives at your level supporting SHO, in accordance with the applicable terms, conditions and availability of those programs. SHO intends to sponsor or make available substantially similarly benefit programs upon your transfer of employment to SHO.

•

This offer also was contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test, all of which you have satisfied as of the date of this restated offer letter.

Steven D. Barnhart

August 20, 2012

Steve, we are excited about the important contributions you will make to the company and look forward to your acceptance of our restated offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter to me, Dean Carter, at SHMC address shown above. Please note that effective as of your transfer of employment to SHO, this restated offer letter (subject to any amendments as of such date) shall be assigned to and assumed by SHO.

Sears Holdings Management Corporation	Sears Hometown and Outlet Stores, Inc.

/s/ Dean Carter	/s/ William Bruce Johnson
Dean Carter	William Bruce Johnson
Chief Human Resources Officer, SHMC	Chief Executive Officer and President, SHO

Enclosure

Accepted:

/s/ Steven D. Barnhart	8/20/12
Steven D. Barnhart	Date